Exhibit 4.3

Description of Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934

The following summary is a brief description of the shares of beneficial interest of Seritage Growth Properties, a Maryland real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.  Unless the context requires otherwise, references to “we,” “us,” “our”, “Seritage Growth” and “our company” refer to Seritage Growth Properties. Capitalized terms used and not defined herein have the meaning ascribed to them in our annual report on Form 10-K to which this Description of Securities is an exhibit.  As of December 31, 2019 and the date hereof, our Class A common shares of beneficial interest, $0.01 par value per share (the “Class A Common Shares”), and our 7.00% Series A cumulative redeemable preferred shares, $0.01 par value per share (the “Series A Preferred Shares”), are the only securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary establishing the Series A Preferred Shares (the “declaration of trust”), and our Amended and Restated Bylaws (the “bylaws”), copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein, and to the applicable provisions of Maryland and U.S. federal law. We encourage you to read our declaration of trust and bylaws, and the applicable provisions of Maryland and U.S. federal law for additional information.

General

Our declaration of trust provides that we may issue (a) up to 100,000,000 Class A Common Shares, (b) up to 5,000,000 Class B common shares of beneficial interest, $0.01 par value per share, referred to as “Seritage Growth non-economic shares,” (c) up to 50,000,000 Class C common shares of beneficial interest, $0.01 par value per share, which we refer to as “Seritage Growth non-voting shares,” and (d) up to 10,000,000 preferred shares of beneficial interest, $0.01 par value per share, of which 3,220,000 are classified as Series A Preferred Shares.  The Class A Common Shares, the Seritage Growth non-economic shares and the Seritage Growth non-voting shares are collectively referred to as the “common shares.” The Seritage Growth declaration of trust authorizes a majority of the entire Seritage Growth Board of Trustees, without shareholder approval, to amend Seritage Growth’s declaration of trust to increase or decrease the aggregate number of shares that we are authorized to issue or the number of authorized shares of any class or series of shares of beneficial interest. Under Maryland law, Seritage Growth shareholders generally are not liable for our debts or obligations solely as a result of their status as shareholders.

Class A Common Shares

Subject to the preferential rights, if any, of holders of any other class or series of Seritage Growth shares of beneficial interest and to the provisions of Seritage Growth’s declaration of trust relating to the restrictions on ownership and transfer of its shares of beneficial interest, holders of Class A Common Shares and Seritage non-voting shares are entitled under our declaration of trust to receive distributions when authorized by our Board of Trustees and declared by Seritage Growth out of assets legally available for distribution to shareholders and will be entitled to share ratably in assets legally available for distribution to shareholders in the event of Seritage Growth’s liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.  Under our declaration of trust, Holders of Seritage Growth non-economic shares are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to the Class A Common Shares and Seritage Growth non-voting shares or any other class or series of our shares of beneficial interest, and are not entitled to receive any distributions in the event of our liquidation, dissolution or winding up.

Subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest and except as may be otherwise specified in the terms of any class or series of Seritage Growth shares of beneficial interest, under our declaration of trust each outstanding Class A Common Share entitles the holder to one vote and each Seritage Growth non-economic share entitles the holder to one vote on each matter on which holders of Class A Common Shares are entitled to vote, provided, however, that upon any transfer of a Seritage Growth non-economic share to any person other than an affiliate of the initial holder, such share shall thereafter entitle the holder thereof to one one-hundredth of a vote on each matter on which holders of Class A Common Shares are entitled to vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as may be provided with respect to any other class or series of Seritage Growth shares of beneficial interest, the holders of Class A Common Shares and Seritage Growth non-economic shares, voting together as a single class, will possess the exclusive voting power, provided that the holders of Seritage Growth non-economic shares will have exclusive voting rights with respect to amendments to the Seritage Growth declaration of trust that would materially and adversely affect any right or voting power of the Seritage Growth non-economic shares. The holders of Seritage Growth non-voting shares have no voting rights except with regard to amendments to Seritage Growth’s declaration of trust that would materially and adversely affect any of the rights of the Seritage Growth non-voting shares.

Holders of Class A Common Shares and Seritage Growth non-economic shares and, except for the conversion rights discussed below, holders of Seritage Growth non-voting shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for the sale or issuance of any securities of our company. Subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of its shares of beneficial interest, Class A Common Shares will have equal distribution, liquidation and other rights.

The Seritage Growth declaration of trust provides that (i) in the event the number of issued and outstanding Class A Common Shares is increased or decreased as a result of any share distribution, share split, reverse share split or certain other changes, the number of votes per Seritage Growth non-economic share shall be adjusted to preserve the then existing voting power of the holders of Seritage Growth non-economic shares and (ii) in the event the number of issued and outstanding Class A Common Shares is increased or decreased as a result of any share split, reverse share split or certain other changes, the number of Seritage Growth non-voting shares shall be adjusted to preserve the holders of Seritage Growth non-voting shares then existing economic rights.

ESL Partners, L.P. and Edward S. Lampert (collectively, “ESL”) have agreed with us that upon any sale or other transfer to a non-affiliate of any of its units in Seritage Growth Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), ESL will surrender to us a pro rata portion of the Seritage Growth non-economic shares that it holds prior to the sale or other transfer, whereupon the surrendered Seritage Growth non-economic shares will be cancelled and the aggregate voting power of the non-economic shares held by ESL proportionately reduced.

In addition, our declaration of trust provides that (i) upon any transfer of a Seritage Growth non-economic share to any person other than an affiliate of the holder of such share, such non-economic share will thereafter be entitled to only one one-hundredth of a vote per share and (ii) upon any transfer of a non-voting share to any person other than an affiliate of the holder of such share, such non-voting share shall automatically convert into one Class A Common Share.

Seritage Growth Non-Economic Shares

Seritage Growth non-economic shares are not entitled to receive distributions when distributions to the Class A Common Shares and Seritage Growth non-voting shares are authorized by the Board of Trustees and declared by us, nor are they entitled to share ratably in assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Seritage Growth Non-Voting Shares

Seritage Growth non-voting shares having identical preferences, rights, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares; provided that in the event that our Board of Trustees authorizes and we declare a regular or special dividend payment or other distribution in the form of Class A Common Shares, the holders of Seritage Growth non-voting shares shall be entitled to receive Seritage Growth non-voting shares in lieu of such Class A Common Shares and provided further, that the holders of Seritage Growth non-voting shares will have no voting rights except with regard to amendments to our declaration of trust that would materially and adversely affect any of the rights of the Seritage Growth non-voting shares. In addition, each Seritage Growth non-voting share will automatically convert into one Class A Common Share upon a transfer to any person other than an affiliate of the holder of such share.

Preferred Shares

Pursuant to our declaration of trust, the Board of Trustees is empowered, without any approval of our shareholders, to issue preferred shares in one or more classes or series, to establish the number of shares in each class or series, and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Power to Increase or Decrease Authorized Shares, Reclassify Unissued Shares and Issue Additional Common Shares and Preferred Shares of Beneficial Interest

The Seritage Growth declaration of trust authorizes our Board of Trustees, with the approval of a majority of the entire Board of Trustees and without shareholder approval, to amend Seritage Growth’s declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest that Seritage Growth is authorized to issue. In addition, the declaration of trust authorizes the Board of Trustees to authorize the issuance from time to time of shares of beneficial interest of any class or series, including preferred shares.

The Seritage Growth declaration of trust also authorizes the Board of Trustees to classify and reclassify any unissued common shares or preferred shares of beneficial interest into other classes or series of shares of beneficial interest, including one or more classes or series of shares of beneficial interest that have priority over Class A Common Shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series of shares of beneficial interest, the Board of Trustees is required by Maryland law and by Seritage Growth’s declaration of trust to set, subject to the provisions of Seritage Growth’s declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the Board of Trustees could authorize the issuance of common shares or preferred shares of beneficial interest with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for common shares or otherwise be in the best interests of Seritage Growth shareholders.

Series A Preferred Shares

Ranking

With respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of our affairs, the Series A Preferred Shares rank:

•senior to our Class A Common Shares and Seritage Growth non-voting shares and to all other equity securities issued by us ranking junior to such Series A Preferred Shares;

•pari passu with any class or series of our equity securities issued by us, the terms of which specifically provide that such class or series are of equal rank with the Series A Preferred Shares; and

•junior to all our existing and future indebtedness and to all equity securities issued by us, the terms of which specifically provide that such securities rank senior to the Series A Preferred Shares.

Dividends

Holders of Series A Preferred Shares are entitled to receive, when and as authorized by our Board of Trustees and declared by us, out of assets legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.75 per share. Dividends on the Series A Preferred Shares are payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year, and if such day is not a business day, the next succeeding business day. We refer to each of these dates as a “dividend payment date” in this exhibit, and the period beginning on, and including, each dividend payment date and ending on, but excluding, the next succeeding dividend payment date is referred to as the “dividend period.”

Dividends are payable in arrears to holders of record as they appear in our records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

No dividends on Series A Preferred Shares may be authorized by our Board of Trustees or declared by us or paid or set apart for payment by us if such declaration or payment is restricted or prohibited by law, or at any time at which one or more of our contractual agreements, including any agreement relating to our outstanding indebtedness:

•prohibits the declaration, payment or setting apart for payment of dividends; or

•provides that the declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder.

Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue regardless of whether:

•our agreements at any time prohibit the current payment of dividends;

•we have earnings;

•there are funds legally available for the payment of such dividends; or

•such dividends are authorized by our Board of Trustees or declared by us.

Accrued but unpaid dividends on the Series A Preferred Shares accumulate from, and including, the dividend payment date on which they first become payable. Except as set forth in the immediately succeeding paragraph, no dividends will be declared or paid or set apart for payment, and no distribution will be made, on any of our Class A Common Shares or Seritage Growth non-voting shares or any other series of preferred shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares, other than a dividend that consists of our Class A Common Shares or Seritage Growth non-voting shares or shares of any other class of shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, for any period unless full cumulative dividends on the Series A Preferred Shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) with respect to the Series A Preferred Shares and any other class or series of preferred shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and such other class or series of preferred shares ranking on a parity as to dividends with the Series A Preferred Shares will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other class or series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other class or series of preferred shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other class or series of preferred shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods:

•no dividends (other than in our Class A Common Shares, Seritage Growth non-voting shares or other shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set apart for payment;

•no other distribution may be declared or made upon our Class A Common Shares, Seritage Growth non-voting shares or any other shares of beneficial interest ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation; and

•none of our Class A Common Shares, Seritage Growth non-voting shares or any other shares of beneficial interest ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired by us for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) (except by conversion into or exchange for other of our shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, and except for our redemption, purchase or acquisition of shares of beneficial interest under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our shares of beneficial interest contained in our declaration of trust in order to preserve our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)).

Holders of the Series A Preferred Shares are not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares. Any dividend payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of our Class A Common Shares, Seritage Growth non-voting shares or any other class or series of our shares of beneficial interest that ranks junior to the Series A Preferred Shares as to liquidation rights.

In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay in full the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all other classes or series of our shares of beneficial interest ranking on a parity with the Series A Preferred Shares in the distribution of assets upon liquidation, then the holders of the Series A Preferred Shares and the holders of all other such classes or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation, conversion, combination or merger with or into any other corporation, trust or entity or consolidation, conversion or merger of any other corporation, trust or entity with or into us, the sale, lease or conveyance of all or substantially all of our assets, property or business or any statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Optional Redemption

Except with respect to the special optional redemption described below and in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “—Restrictions on Ownership and Transfer” below, we are not entitled to redeem the Series A Preferred Shares prior to December 14,

2022.

 On and after December 14, 2022, we may, at our option upon not less than 30 nor more than 60 days’ prior written notice, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash by paying $25.00 per share, plus all accrued and unpaid dividends on such shares to, but excluding, the redemption date, without interest (except as provided below), without interest. Holders of Series A Preferred Shares to be redeemed must surrender the certificates evidencing the Series A Preferred Shares (if any) at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender.

If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set apart by us in trust for the benefit of the holders of any Series A Preferred Shares called for redemption, then from and after the redemption date:

•dividends will cease to accrue on the Series A Preferred Shares;

•the Series A Preferred Shares will no longer be deemed outstanding; and

•all rights of the holders of the Series A Preferred Shares will terminate, except the holders’ right to receive the redemption price and all accrued and unpaid dividends through, but excluding, the redemption date.

If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) in compliance with applicable procedures of Depository Trust Company (“DTC”).

Unless full cumulative dividends on all Series A Preferred Shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Series A Preferred Shares may be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). This requirement will not prevent us from redeeming, purchasing or otherwise acquiring the Series A Preferred Shares pursuant to our declaration of trust in order to assist us in qualifying as a REIT for federal income tax purposes.

Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Shares are in arrears, we, at any time and from time to time, may purchase Series A Preferred Shares or any other class or series of our shares of beneficial interest in the open market, by tender or by private agreement.

Notice of redemption will be mailed by us, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to each of the holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on our share transfer records. If the Series A Preferred Shares are held in global form, the notice of redemption and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Any notice that was mailed as described above shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder actually receives the notice. Each notice will state:

•the redemption date;

•the redemption price;

•the number of Series A Preferred Shares to be redeemed;

•the place or places where certificates for the Series A Preferred Shares (if any) are to be surrendered for payment of the redemption price; and

•that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date, except as otherwise provided in the articles supplementary.

If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares to be redeemed.

Holders of the Series A Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares that are called for redemption.

The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option and upon giving notice, redeem the Series A Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the redemption date. If, prior to the Change of Control Conversion Date (as described below), we have provided or provide notice of redemption with respect to the Series A Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), holders of the Series A Preferred Shares will not have the conversion right described below under “—Change of Control Rights,” below.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts  representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

We will mail to you, if you are a record holder of the Series A Preferred Shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Any notice that was mailed as described above shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder actually receives the notice. Each notice will state the following:

•the redemption date;

•the redemption price;

•the number of Series A Preferred Shares to be redeemed;

•the place or places where the certificates for the Series A Preferred Shares (if any) are to be surrendered for payment of the redemption price;

•that the Series A Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•that the holders of the Series A Preferred Shares to which the notice relates will not be permitted to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and

•that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date, except as otherwise provided in the articles supplementary.

If we redeem fewer than all of the outstanding Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed on a pro rata basis (as nearly as may be practicable without creating fractional shares) in compliance with applicable procedures of DTC.

Unless full cumulative dividends on all Series A Preferred Shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Series A Preferred Shares may be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). This requirement will not prevent us from redeeming, purchasing or otherwise acquiring the Series A Preferred Shares pursuant to our declaration of trust in order to assist us in qualifying as a REIT for federal income tax purposes.

If we have given a notice of redemption and have set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and all accrued and unpaid dividends through, but excluding, the redemption date.

Holders of the Series A Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of redemption and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Change of Control Rights

Except as provided below in connection with a Change of Control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Shares as described above under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our Class A Common Shares per Series A Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•1.26008 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our Class A Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our Class A Common Shares. The adjusted Share Cap as the result of a Share Split will be the number of our Class A Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our Class A Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of our Class A Common Shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 3,528,224 Class A Common Shares (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ option to purchase additional Series A Preferred Shares is exercised, not to exceed 4,057,457 Class A Common Shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional Series A Preferred Shares are issued in the future.

In the case of a Change of Control pursuant to which our Class A Common Shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares will receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series A Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series A Preferred Shares held a number of our Class A Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our Class A Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series A Preferred Shares will receive will be the form and proportion of the aggregate consideration elected by the holders of our Class A Common Shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Class A Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional Class A Common Shares upon the conversion of the Series A Preferred Shares. Instead, we will pay the cash value of such fractional shares based on the Common Share Price.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A

Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Any notice that was mailed as described above shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder actually receives the notice. This notice will state the following:

•the events constituting the Change of Control;

•the date of the Change of Control;

•the Change of Control Conversion Date;

•the method and period for calculating the Common Share Price;

•that if, prior to the Change of Control Conversion Date, we provide notice of our election to redeem all or any portion of the Series A Preferred Shares, holders of the Series A Preferred Shares will not be permitted to convert Series A Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share;

•the name and address of the paying agent and the conversion agent; and

•the procedures that holders of the Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., The Wall Street Journal, Business Wire, PR Newswire, Bloomberg Business News or such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public, or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to holders of the Series A Preferred Shares.

To exercise the Change of Control Conversion Right, the holder of Series A Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series A Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•the relevant Change of Control Conversion Date;

•the number of Series A Preferred Shares to be converted; and

•that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares.

The “Change of Control Conversion Date” is the date fixed by our Board of Trustees, in its sole discretion, as the date the Series A Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series A Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per Class A Common Share, if the consideration to be received in the Change of Control by the holders of our Class A Common Shares is solely cash; and (ii) the average of the closing prices for our Class A Common Shares on the NYSE for the ten consecutive trading days immediately preceding, but excluding, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our Class A Common Shares is other than solely cash.

Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•the number of withdrawn Series A Preferred Shares;

•if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and

•the number of Series A Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of redemption and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series A Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus all accrued and unpaid dividends thereon to, but excluding, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “—Optional Redemption” and “—Special Optional Redemption” above.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into our Class A Common Shares. Notwithstanding any other provision of the Series A Preferred Shares, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares for our Class A Common Shares to the extent that receipt of such Class A Common Shares would cause such holder (or any other person) to exceed the share ownership limits contained in our declaration of trust and the articles supplementary setting forth the terms of the Series A Preferred Shares, unless we provide an exemption from this limitation for such holder. See “—Restrictions on Ownership and Transfer” below.

These Change of Control conversion and redemption features may make it more difficult for a party to take over control of our company or discourage a party from taking over control of our company.

Voting Rights

Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

If and whenever we fail to pay dividends on any Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, which we refer to in this description as a “preferred dividend default,” the number of trustees then constituting our Board of Trustees will be increased by two, if not already increased by reason of similar provisions with respect to another series of parity preferred, and holders of the Series A Preferred Shares (voting together as a single class with the holders of all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable) will be entitled to vote, if not already elected by the holders of parity preferred by reason of similar types of provisions with respect to preferred share trustees, for the election of a total of two members of our Board of Trustees, referred to in this description as “preferred trustees”:

•at a special meeting of the shareholders called by the holders of record of at least 20% of the Series A Preferred Shares or the holders of 20% of any other series of such parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders); and

•at each subsequent annual meeting of shareholders until all dividends accrued on Series A Preferred Shares for all dividend periods ending on or prior to the date of any applicable annual meeting shall have been fully paid.

The preferred trustees will be elected by a plurality of the votes cast by the holders of the Series A Preferred Shares and the holders of all other classes or series of parity preferred upon which like voting rights have been conferred and are exercisable (voting together as a single class).

If and when all accrued dividends on the Series A Preferred Shares shall have been declared and paid in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default) and, if all accrued dividends have been paid in full on all series of parity preferred upon which like voting rights have been conferred and are exercisable, each preferred trustee so elected shall cease to be a trustee.

Any preferred trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares (voting together as a single class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default shall continue, any vacancy among the preferred trustees may be filled by written consent of the remaining preferred trustee, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting together as a single class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). The preferred trustees will each be entitled to one vote per trustee on any matter considered by the board.

So long as any Series A Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•authorize or create, or increase the number of authorized or issued shares of any class or series of shares of beneficial interest ranking senior to Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our affairs or reclassify any authorized shares of our equity securities into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•amend, alter or repeal the provisions of our declaration of trust, including the articles supplementary creating the Series A Preferred Shares, whether by merger, consolidation or otherwise (an “event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any event set forth in the second bullet point above, (a) the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, or (b) if we are not the surviving entity in any merger, consolidation or other event and the successor entity issues to holders of Series A Preferred Shares preferred shares with substantially identical rights, preferences, privileges and voting powers as the Series A Preferred Shares. Any increase in the number of the authorized common shares or preferred shares or the creation or issuance of any other class or series of common shares or preferred shares, ranking on a parity with or junior to Series A Preferred Shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our affairs, or any change to the number or classification of our trustees, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, any amendment to Article VII of our declaration of trust, including the ownership limits, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the Series A Preferred Shares.

With respect to the exercise of the above described voting rights, each Series A Preferred Share shall have one vote, except that when holders of any other class or series of preferred shares shall have the right to vote with the Series A Preferred Shares as a single class, then holders of the Series A Preferred Shares and such other class or series shall have one vote per $25.00 of stated liquidation preference. The holders of Series A Preferred Shares will have exclusive voting rights on any amendment to our declaration of trust that would alter the contract rights, as expressly set forth in the declaration of trust, of only the Series A Preferred Shares.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Restrictions on Ownership and Transfer

In order for us to qualify to be taxed as a REIT under the Code, Seritage Growth shares of beneficial interest must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding Seritage Growth shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by (1) the REIT or (2) a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code (the “related party tenant rule”). To qualify to be taxed as a REIT, we must satisfy other requirements as well.

Seritage Growth’s declaration of trust contains restrictions on the ownership and transfer of Seritage Growth shares of beneficial interest that are intended to, among other purposes, assist us in complying with these requirements. The relevant sections of Seritage Growth’s declaration of trust provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.6%, in value or in number of shares, whichever is more restrictive, of all outstanding shares, or all outstanding common shares of beneficial interest of Seritage Growth (the “ownership limits”). We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of Class A Common Shares as described below, would beneficially own or constructively own Class A Common Shares in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such Class A Common Shares as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of beneficial interest owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.6% of the outstanding shares of beneficial interest of Seritage Growth (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, such shares), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of beneficial interest of Seritage Growth in excess of the ownership limits. In addition, a person that did not acquire more than 9.6% of the outstanding shares of beneficial interest of Seritage Growth may become subject to these restrictions if repurchases by us cause such person’s holdings to exceed 9.6%, in value or in number of shares, whichever is more restrictive, of all outstanding shares, or all outstanding common shares (including Class A Common Shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares), of beneficial interest of Seritage Growth.

Pursuant to our declaration of trust, the Board of Trustees, in its sole and absolute discretion, may exempt, prospectively or retroactively, a particular shareholder from either or both of the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the Board of Trustees determines that:

•no individual’s beneficial or constructive ownership of Seritage Growth shares of beneficial interest will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT;

•no person shall constructively own Seritage Growth shares of beneficial interest to the extent that such person’s constructive ownership will cause any of Seritage Growth’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and

•such shareholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us, including the Operating Partnership) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the Board of Trustees in its sole and absolute discretion, determines that revenue derived from such tenant will not affect our ability to qualify to be taxed as a REIT).

Any violation or attempted violation of the representations or undertakings discussed above will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our Board of Trustees may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure Seritage Growth’s status as a REIT and such representations and undertakings from the person requesting the exception as the Board of Trustees may require in its sole discretion to make the determinations above. The Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

At any time, the Board of Trustees may from time to time increase or decrease the ownership limits for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares of beneficial interest or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of common shares (including Class A Common Shares, Seritage Growth non-economic shares and Seritage Growth non-voting shares) of beneficial interest, or all shares of beneficial interest, as applicable, of Seritage Growth is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership, equals or falls below the decreased ownership limit, but any further acquisition of shares of beneficial interest of Seritage Growth will violate the decreased ownership limit.

Seritage Growth’s declaration of trust further prohibits:

•any person from beneficially or constructively owning, applying certain attribution rules of the Code, our shares of beneficial interest that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;

•any person from transferring our shares of beneficial interest if the transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons (determined with reference to the rules of attribution under Section 544 of the Code);

•any person from constructively owning our shares of beneficial interest to the extent that such constructive ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and

•any person from beneficially owning or constructively owning our shares of beneficial interest to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate either or both of the ownership limits or any of the other restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above, or who would have owned our shares of beneficial interest transferred to the charitable trust as described below, must immediately give notice to Seritage Growth of such event or, in the case of an attempted or proposed transaction, give Seritage Growth at least 15 days’ prior written notice and provide Seritage Growth with such other information as it may request in order to determine the effect of such transfer on Seritage Growth’s status as a REIT.

The foregoing restrictions on ownership and transfer of Seritage Growth shares of beneficial interest will not apply if the Board of Trustees determines that it is no longer in Seritage Growth’s best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of Seritage Growth shares of beneficial interest described above is no longer required in order for us to qualify to be taxed as a REIT.

If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the ownership limits or any other restriction on ownership and transfer of our shares of beneficial interest described above, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or any other restriction on ownership and transfer of our shares of beneficial interest described above, then Seritage Growth’s declaration of trust provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Our shares of beneficial interest held in the trust will be issued and outstanding shares. The prohibited owner will not be permitted to benefit economically from ownership of any our shares of beneficial interest held in the trust and will not be permitted to have any rights to distributions or any rights to vote or other rights attributable to our shares of beneficial interest held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Our shares of beneficial interest transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of the devise or gift), or (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold our shares of beneficial interest held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee that could own the shares without violating either of the ownership limits or the other restrictions on ownership and transfer of Seritage Growth shares of beneficial interest. After the sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of beneficial interest have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if the Seritage Growth Board of Trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any of our shares of beneficial interest in violation of the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above, the Board of Trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem our shares of beneficial interest, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer or other event.

Every person or entity who will be a beneficial or constructive owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of Seritage Growth shares of beneficial interest, whichever is more restrictive, within 30 days after the end of each taxable year, and within 30 days of initially reaching such threshold must give Seritage Growth written notice stating the person’s or entity’s name and address, the number of shares of each class and series of Seritage Growth shares of beneficial interest that the shareholder beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must provide to Seritage Growth in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on Seritage Growth’s status as a REIT and to ensure compliance with the applicable ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of our shares of beneficial interest and any person or entity (including the shareholder of record) that is holding our shares of beneficial interest for a beneficial owner or constructive owner must provide to us such information as we may request in order to determine Seritage Growth’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions on ownership and transfer of Seritage Growth shares of beneficial interest described above and elsewhere in this prospectus.

These restrictions on ownership and transfer of Seritage Growth shares of beneficial will not apply if the Seritage Growth Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Provisions of Maryland Law and of Seritage Growth’s Declaration of Trust and Bylaws

The Seritage Growth Board of Trustees

The Board of Trustees of Seritage Growth consists of seven trustees. In accordance with the terms of Seritage Growth’s declaration of trust, the Board of Trustees is divided into three classes of as nearly equal size as possible, with the trustees of each class serving until the third annual meeting of shareholders after their election and until their successors are duly elected and qualify. At each annual meeting of shareholders, upon the expiration of the term of a class of trustees, the successor to each such trustee in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies.

Seritage Growth’s declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire Board of Trustees but, unless our bylaws are amended, may not be more than 15.

Election of Trustees; Removals; Vacancies

Seritage Growth’s bylaws provide that trustees will be elected by a vote of at least two-thirds of the votes of the Class A Common Shares and Seritage Growth non-economic shares, voting together as a single class, cast in both contested and uncontested elections. In the event that an incumbent trustee does not receive a sufficient percentage of votes entitled to be cast for election, he or she will continue to serve on the Board of Trustees until a successor is duly elected and qualifies.

Seritage Growth’s declaration of trust provides that, subject to the rights, if any, of holders of any class or series of preferred shares of beneficial interest to elect or remove one or more trustees, our trustees may be removed only for cause, as such term is defined in our declaration of trust, and only by the affirmative vote of not less than 75% of the votes of Class A Common Shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

We have elected by a provision of Seritage Growth’s declaration of trust to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of Seritage Growth shares of beneficial interest, vacancies on the Board of Trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Business Combinations

Under certain provisions of the Maryland General Corporation Law (“MGCL”) that are applicable to Maryland REITs, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and an interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Maryland REIT’s outstanding voting shares of beneficial interest or an affiliate or associate of the Maryland REIT who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding shares of beneficial interest of the Maryland REIT) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of trustees of the Maryland REIT and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of outstanding voting shares of beneficial interest of the REIT, voting together as a single class, and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the Maryland REIT, other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the Maryland REIT’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of trustees exempted or approved in advance the transaction by which the person otherwise would have become an interested shareholder. A Maryland REIT’s board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

Pursuant to the statute, the Seritage Growth Board of Trustees has by resolution exempted business combinations (a) between us and (i) Sears Holdings or its affiliates or (ii) ESL or Fairholme Capital Management L.L.C. (“FCM”) and/or certain clients of FCM (the “Fairholme Clients”) or their respective affiliates and (b) between us and any other person, provided that in the latter case the business combination is first approved by the Seritage Growth Board of Trustees (including a majority of our trustees who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and Sears Holdings, ESL or FCM and/or Fairholme Clients or their respective affiliates or to a business combination between us and any other person, in the latter case, if the Board of Trustees has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of Seritage Growth shareholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that the Seritage Growth Board of Trustees will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides with regards to Maryland REITs that holders of “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the Maryland REIT or an employee of the Maryland REIT who is also a trustee of the Maryland REIT are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of beneficial interest that, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the Maryland REIT. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland REIT may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the Maryland REIT may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the Maryland REIT is a party to the transaction or acquisitions approved or exempted by the declaration of trust or bylaws of the Maryland REIT.

Seritage Growth’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. This provision may be amended or eliminated at any time in the future by the Seritage Growth Board of Trustees.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•a classified board of trustees;

•a two-thirds vote requirement for removing a trustee;

•a requirement that the number of trustees be fixed only by vote of the board of trustees;

•a requirement that a vacancy on the board of trustees be filled only by the remaining trustees in office for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

We have elected by a provision in our declaration of trust to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Trustees. Through provisions in the declaration of trust and bylaws unrelated to Subtitle 8, we (i) have a classified board of trustees, (ii) vest in the Board of Trustees the exclusive power to fix the number of trusteeships and (iii) provide that only our chairman, our chief executive officer, president or our Board of Trustees, may call a special meeting. Under the declaration of trust, trustees may be removed only for cause by the affirmative vote of not less than 75% of the votes of the Class A Common Shares and Seritage Growth non-economic shares, voting together as a single class, entitled to be cast generally in the election of trustees.

Special Meetings of Shareholders

Pursuant to Seritage Growth’s bylaws, the chairman, the chief executive officer, the president or the Board of Trustees may call a special meeting of Seritage Growth shareholders. Under the provisions of Seritage Growth’s bylaws, a special meeting of Seritage Growth shareholders may not be called by shareholders.

Shareholder Actions by Unanimous Consent

Under the Seritage Growth declaration of trust and bylaws, shareholder action may be taken only at an annual or special meeting of shareholders or by unanimous consent in lieu of a meeting.

Approval of Extraordinary REIT Action; Amendment of Declaration of Trust and Bylaws

Under Maryland law, a Maryland REIT generally may not amend its declaration of trust, merge, or convert unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless the REIT provides in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority, of all of the votes entitled to be cast on the matter. The Seritage Growth declaration of trust does not provide for a lesser percentage.  Our declaration of trust also provides that we may only sell or transfer all or substantially all of our assets or terminate if approved by our Board of Trustees and by the affirmative vote of shareholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

Seritage Growth’s declaration of trust and bylaws provide that the Board of Trustees will have the exclusive power to make, alter, amend or repeal any provision of Seritage Growth’s bylaws.

Advance Notice of Trustee Nominations and New Business

Seritage Growth’s bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to notice of the meeting, (2) by or at the direction of the Board of Trustees or (3) by any shareholder who was a shareholder of record at the time of giving the notice required by Seritage Growth’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of Seritage Growth’s bylaws. Shareholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of Seritage Growth shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of the Board of Trustees or (2) if the special meeting has been called in accordance with Seritage Growth’s bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the notice required by Seritage Growth’s bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of Seritage Growth’s bylaws. Shareholders generally must provide notice to Seritage Growth’s secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of Seritage Growth’s Board of Trustees to be elected at the meeting.

A shareholder’s notice must contain certain information specified by Seritage Growth’s bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in Seritage Growth.

Forum Selection Clause

Seritage Growth’s bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees, officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees, officers or other employees arising pursuant to any provision of the MGCL, the Maryland REIT Law (the “MRL”) or Seritage Growth’s declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees, officers or other employees that is governed by the internal affairs doctrine.

REIT Qualification

The Seritage Growth declaration of trust provides that the Board of Trustees may authorize us to revoke or otherwise terminate its REIT election, without approval of Seritage Growth shareholders, if it determines that it is no longer in Seritage Growth’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Limitation of Trustees’ and Officers’ Liability and Indemnification

Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Seritage Growth’s declaration of trust contains a provision that eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct for indemnification or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Seritage Growth’s declaration of trust authorizes it to obligate itself, and Seritage Growth’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former trustee or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Seritage Growth’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of Seritage Growth in any of the capacities described above and to any employee or agent of Seritage Growth or a predecessor of Seritage Growth.

Stock Exchange Listing

The Class A Common Shares are listed on the NYSE under the symbol “SRG”. The Series A Preferred Shares are listed on the NYSE under the symbol “SRG-PA.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares of beneficial interest and the preferred shares of Seritage Growth is Computershare Trust Company, N.A.